Exhibit 99.1

400 S. LaSalle Street

Chicago, IL  60605

NEWS RELEASE

FOR IMMEDIATE RELEASE

CBOE HOLDINGS, INC. REPORTS SECOND-QUARTER 2010 FINANCIAL RESULTS

•	Net Income of $24.9 Million, or $0.27 Per Diluted Share

•	Revenues of $112.6 Million, Up 3 Percent

•	Average Daily Volume of 5.3 Million Contracts, Up 13 Percent from Second-Quarter 2009 and 17 Percent Over First-Quarter 2010

•	Positive Developments Made on Key Strategic Initiatives

CHICAGO, August 5, 2010 — CBOE Holdings, Inc. (NASDAQ: CBOE), today reported operating revenues of $112.6 million and net income of $24.9 million, or $0.27 per diluted share, for the second quarter ended June 30, 2010.  These results compare to operating revenues of $109.0 million and net income of $28.1 million, or $0.31 per diluted share, for the second quarter of 2009.  Comparisons of current quarter financial results were impacted by the following items:

•                  the recognition of $4.7 million in access fee revenue in the second quarter of 2009 that related to fees assessed and deferred in the first quarter of 2009,

•                  second-quarter 2010 expense of $1.7 million related to the index options litigation,

•                  a $0.4 million increase in severance expense in the second-quarter 2010 and

•                  the recognition of $0.6 million for stock-based compensation for the second-quarter 2010.

For the six months ended June 30, 2010, the company reported total operating revenues of $213.7 million and net income of $47.6 million, or $0.52 per diluted share.  For the comparable period last year, the company reported total operating revenues of $207.1 million and net income of $52.4 million, or $0.58 per diluted share.

“This past quarter was an historic one for CBOE, as we completed our conversion from a membership organization to a stockholder-owned company.  While the CBOE has operated its business on a for-profit basis since 2006, we are now pleased to report for the first time as a publicly-traded company,” said William

J. Brodsky, CBOE Holdings Chairman and Chief Executive Officer.  “We expect this transformation will strengthen the company’s competitive position.  Future growth opportunities include initiatives such as our anticipated launch of C2, an alternative all-electronic exchange, and continued emphasis on new product innovation.”

“I’m pleased with our second quarter results.  While our overall performance was impacted by certain items, fundamentally, it was a solid quarter,” commented Alan J. Dean, CBOE Holdings Executive Vice President and Chief Financial Officer.  “Looking ahead, we will continue to focus on maintaining tight control over expenses and are optimistic about our ability to leverage our cost structure and the scale inherent in our business model.”

The table below highlights CBOE Holdings’ operating results for the comparative quarters and six-month periods ended June 30, 2010 and 2009.

Key Statistics and Financial Highlights:

($s in millions, except per share and fee per contract)	2Q 2010	2Q 2009	Y/Y	YTD 2010	YTD 2009	Y/Y

Key Statistics:
Average Daily Volume	5.31	4.71	13%	4.94	4.60	7%
Total Trading Volume	334.4	297.0	13%	612.4	570.3	7%
Average Transaction Fee Per Contract	$0.281	$0.273	3%	$0.290	$0.282	3%

Financial Highlights:
Total Operating Revenues	$112.6	$109.0	3%	$213.7	$207.1	3%
Total Operating Expenses	70.8	61.4	15%	133.1	119.2	12%
Operating Income	41.8	47.6	-12%	80.6	$87.9	-8%
Operating Margin %	37.1%	43.7%	-6.6 pts	37.7%	42.4%	-4.7 pts
Net Income	$24.9	$28.1	-11%	$47.6	$52.4	-9%
Diluted EPS	$0.27	$0.31	-13%	$0.52	$0.58	-10%

Revenue growth for the second quarter was primarily driven by a $13.0 million increase in transaction fees, partially offset by lower access fee revenue.  For the quarter, transaction fees increased 16 percent compared with the same period last year, reflecting a 13 percent lift in trading volume and a three percent increase in the average transaction fee per contract.  Trading volume for the second quarter was 334.4 million contracts, or 5.31 million contracts per day, versus 297.0 million contracts, or 4.71 million contracts per day, in the second quarter of 2009.  The average transaction fee per contract was $0.281 for the quarter compared with $0.273 in the second quarter of 2009.  The increase in the average transaction fee per contract primarily resulted from a shift in the volume mix, with index options accounting for a higher percentage of contracts traded, representing 23.8 percent of total options contracts traded in the second quarter of 2010 versus 17.7 percent in the prior-year period.  The average transaction fee per contract represents total transaction fee revenue divided by total reported trading volume for the Chicago Board Options Exchange (CBOE) and the CBOE Futures Exchange (CFE).

The decrease in access fee revenue was primarily due to the recognition of $4.7 million of access fee revenue in the second quarter of 2009 that related to fees assessed and deferred in the first quarter of 2009.  These fees had been deferred pending the final resolution of CBOE’s exercise right litigation.  Access fee revenue was also negatively impacted by lower lease rates this year versus the second quarter of 2009, as well as a decline in the number of temporary members and interim trading permit users.  On July 1, 2010, CBOE began charging monthly fees to trading permit holders under its new trading access program, and these fees are expected to contribute to operating earnings beginning in the third quarter of 2010.

Total operating expenses for the second quarter were $70.8 million, up $9.4 million, or 15 percent, over the second quarter of 2009.  This increase was primarily due to higher expenses related to employee costs, outside services, royalty fees and other expenses.  Core cash operating expenses (representing total operating expenses less depreciation and amortization and volume-based expenses) accounted for $4.7 million of the expense increase.  Volume-based expenses, which include royalty fees and trading volume incentives, and are directly influenced by trading volume, increased $4.3 million in the second quarter of 2010 compared with last year’s second quarter.

The increase in employee costs was primarily due to the recognition of stock-based compensation of $0.6 million, resulting from restricted stock grants awarded to employees on June 15, 2010.  In addition, severance expense was up $0.4 million due to staff reductions that occurred in the second quarter of 2010.  The rise in outside services was mainly due to a $1.7 million payment CBOE will make to Standard & Poor’s (S&P) as reimbursement for costs related to the S&P 500 Index litigation.  The growth in royalty fees is directly related to higher trading volume in CBOE’s licensed index products.  Total index options experienced a 51 percent increase in trading volume over the second quarter.  Other expenses increased primarily as a result of higher costs related to Illinois franchise tax, directors and officers insurance and an isolated incident caused by a software bug.

In the second quarter, the operating margin declined to 37.1 percent from 43.7 percent in the same period last year.

CBOE Holdings Second Quarter 2010 Operational Highlights and Recent Developments:

•                  On June 14, CBOE Holdings priced its initial public offering of 11.7 million shares of unrestricted common stock at a price of $29 per share.  The unrestricted common stock began trading on NASDAQ on June 15 under the symbol “CBOE.”  Also, following the IPO, the underwriters exercised their option to purchase an additional 1,755,000 shares of unrestricted common stock.

•                  CBOE began trading several new products during the second quarter, including:

• Quarterly options on SPDR Gold Trust (GLD) on April 9

• Options on two volatility-related Exchange Traded Notes (ETNs) — the iPath S&P 500 VIX Short-Term Futures Index ETN (VXX) and the iPath S&P 500 VIX Mid-Term Futures Index ETN (VXZ) on May 28

•  In June, CBOE expanded its Weekly options offerings to include individual equities, ETFs (SPY, QQQQ, DIA and IWM) and a new index (DJX)

•                  On June 18, CBOE successfully initiated its new trading access program, experiencing strong demand for trading permits.  Under this new program, all physical and electronic access to CBOE’s trading facilities is made available through trading permits in exchange for a monthly fee.  CBOE began charging monthly access fees to trading permit holders on July 1, and expects access fees to represent a significant contribution to our operating revenues in future quarters.

•                  On July 8, the Circuit Court of Cook County ruled in favor of CBOE, CME Group Index Services, LLC (CGIS) and The McGraw-Hill Companies, Inc. regarding the index options litigation brought against the International Securities Exchange, LLC (ISE) and The Options Clearing Corporation

(OCC).   The ruling prohibits ISE from listing or offering a market for trading in options on either the S&P 500(R) Index (SPX) or the Dow Jones Industrial Average(SM) (DJX), as to which CBOE holds an exclusive license. In addition, the ruling forbids OCC, which clears trading for all U.S. options exchanges, from clearing SPX and DJX options unless they are traded pursuant to CBOE’s exclusive license.  On July 28, 2010, ISE filed an appeal of the court’s ruling with the Illinois Appellate Court.

•      In July, CBOE began connectivity efforts for C2, its new all-electronic exchange planned for launch in the fourth quarter of 2010. In addition, in mid-August, C2 will post and begin accepting trading permit applications.

•                  On August 2, CBOE reported that average daily volume (ADV) in July was 3.9 million contracts, a six-percent decline from June 2010 ADV of 4.1 million contracts and down 11 percent from July 2009 ADV of 4.3 million contracts.

Outlook

Given current market conditions and what is known today, CBOE Holdings currently expects the following for the:

	Fiscal Year 2010	Third Quarter 2010
(1)Core cash operating expenses (equals total operating expenses less volume-based expenses and depreciation and amortization)	Expected to increase approximately 3 to 5 percent, excluding unusual items
(2)Depreciation and amortization	$30.5 to $30.9 million	$7.3 to $7.6 million
(3)Non-cash stock compensation (included in employee costs)	$8.2 to $8.6 million	$3.8 to $4.0 million

(1)Expense guidance excludes non-cash stock compensation expense included in employee costs.  Volume-based expenses include royalty fees and trading volume incentives.

(2)Includes incremental depreciation expense expected in the fourth quarter of 2010 as a result of the launch of C2.

(3)Full-year estimate includes $0.6 million of expense recognized in second quarter 2010.

Dividend

On August 4, 2010, CBOE Holdings, Inc. announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share.  The dividend is payable September 24, 2010, to shareholders of record at the close of business on September 3, 2010.

Earnings Conference Call

Executives of CBOE Holdings will host a conference call to review its second quarter financial results today, August 5, 2010, at 8:30 a.m. EDT / 7:30 a.m. CDT.  The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations.  Participants may also listen via telephone by dialing (866) 314-5232 from the United States or Canada, or (617) 213-8052 for international callers.  Telephone participants should place calls ten minutes prior to the start of the call.

The webcast will be archived on the company’s website for replay.  A telephone replay of the earnings call also will be available from approximately noon EDT, August 5, through midnight, August 19, by calling (800) 642-1687 within the U.S. and Canada, or (706) 645-9291 for international callers, using replay code 83665012.

About CBOE Holdings

CBOE Holdings, Inc. is the holding company for Chicago Board Options Exchange (CBOE) and other subsidiaries.  CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options trading through product innovation, trading technology and investor education. CBOE offers equity, index and ETF options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options on the CBOE Volatility Index (VIX). Other products engineered by CBOE include equity options, security index options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P 500 BuyWrite Index (BXM). CBOE’s Hybrid Trading System incorporates electronic and open-outcry trading and is powered by CBOEdirect, a proprietary, state-of-the-art electronic platform that also supports the CBOE Futures Exchange (CFE), CBOE Stock Exchange (CBSX) and OneChicago. CBOE is home to the world-renowned Options Institute and www.cboe.com, named “Best of the Web” for options information and education. CBOE is regulated by the Securities and Exchange Commission (SEC), with all trades cleared by the AAA-rated Options Clearing Corporation (OCC).

Forward-Looking Statements

This press release contains statements which may be considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, including, without limitation, statements regarding operating strategies, future plans and financial results. Forward-looking statements may be accompanied by words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “possible”, “predict”, “project” or similar words, phrases or expressions.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements made herein. Among the factors that might affect our performance are: legislative or regulatory changes affecting the options markets, including a possible cap of transaction fees; changes in law or government policy, including changes relating to the recently enacted or proposed legislation relating to the current economic crisis; changes to the tax treatment for options trading, including the possible imposition of a transaction tax on options transactions; increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to keep pace with rapid technological developments, including our ability to complete the development and implementation of the enhanced functionality required by our customers; our ability to accommodate increases in trading volume and order transaction traffic without failure or degradation of performance of our systems; our ability to maintain our growth effectively; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to preserve and maintain our exclusive licenses; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading or declines in subscriptions; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers; the ability of our compliance and risk management methods to effectively monitor and manage our risks; changes in price levels and volatility in the derivatives markets and in the equity markets in general; economic, political and market conditions, including the recent volatility of the capital and credit markets and the impact of current economic conditions on the trading activity of our current and potential customers; our ability to continue to generate funds to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading activity; and the unfavorable resolution of material legal proceedings.

The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 under the heading “Forward-Looking Statements” and/or “Risk Factors”. Such discussions regarding risk factors and forward-looking statements are incorporated herein by reference.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

CBOE Media Contacts:

Gail Osten

(312) 786-7123

osten@cboe.com

Gary Compton

(312) 786-7612

comptong@cboe.com

Analyst Contact:

Debbie Koopman

(312) 786-7136

koopman@cboe.com

Trademarks

CBOE®, Chicago Board Options Exchange®, CBOEdirect®, CBOE Volatility Index®, VIX®, FLEX®, Hybrid®, LEAPS®, CBSX® and CBOE Stock Exchange® are registered trademarks of Chicago Board Options Exchange, Incorporated (CBOE).   SPXSM, BXMSM, The Options InstituteSM  and WeeklysSM are service marks of CBOE.  CFE® is a registered trademark and CBOE Futures ExchangeSM is a service mark of CBOE Futures Exchange, LLC.   All other trademarks and servicemarks are the property of their respective owners.

CBOE-F

CBOE Holdings, Inc.

Selected Quarterly Operating Statistics

Average Daily Volume by Product (in thousands)

	2Q 2010	1Q 2010	4Q 2009	3Q 2009	2Q 2009
PRODUCT:
Equities	2,579	2,396	2,299	2,562	2,777
Indexes	1,262	1,109	965	856	834
Exchange-traded funds	1,451	1,040	1,078	1,065	1,101
Total Options Average	5,292	4,545	4,342	4,483	4,712
Futures	18	10	8	5	3
Total Average Daily Volume	5,310	4,555	4,350	4,488	4,715

Average Transaction Fee Per Contract by Product

	2Q 2010	1Q 2010	4Q 2009	3Q 2009	2Q 2009
Trading Days	63	61	64	64	63
PRODUCT:
Equities	$0.162	$0.184	$0.172	$0.171	$0.188
Indexes	0.580	0.597	0.563	0.574	0.565
Exchange-traded funds	0.217	0.236	0.233	0.237	0.263
Total Options Average Transaction Fee	0.277	0.297	0.274	0.264	$0.272
Futures	1.717	1.952	2.186	1.938	1.738
Total Average Transaction Fee Per Contract	$0.281	$0.300	$0.278	$0.266	$0.273

Transaction Fees by Product (in thousands)

	2Q 2010	1Q 2010	4Q 2009	3Q 2009	2Q 2009
PRODUCT:
Equities	$26,342	$26,855	$25,287	$28,034	$32,861
Indexes	46,105	40,379	34,771	31,431	29,681
Exchange-traded funds	19,850	14,954	16,087	16,155	18,228
Total Options Fees	$92,297	$82,188	$76,145	$75,620	$80,770
Futures	1,786	1,223	1,123	661	298
Total Transaction Fees	$94,083	$83,411	$77,268	$76,281	$81,068

— more —

CBOE Holdings, Incorporated and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2010 and December 31, 2009

	June 30,	December 31,
(in thousands, except par value and share information)	2010	2009
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$324,066	$383,730
Accounts receivable - net of allowances of $89 and $87	33,901	30,437
Marketing fee receivable	7,500	8,971
Income taxes receivable	5,238	1,583
Prepaid medical benefits	113	2,085
Other prepaid expenses	7,101	3,719
Settlement receivable	—	2,086
Other current assets	563	452
Total Current Assets	378,482	433,063
Investments in Affiliates	14,538	3,090
Land	4,914	4,914
Property and Equipment:
Construction in progress	21,016	20,704
Building	60,917	60,837
Furniture and equipment	217,114	213,375
Less accumulated depreciation and amortization	(212,401)	(203,665)
Total Property and Equipment—Net	86,646	91,251
Other Assets:
Software development work in progress	9,393	6,952
Data processing software and other assets (less accumulated amortization - 2010 - $101,365; 2009 - $95,530)	29,693	32,678
Total Other Assets—Net	39,086	39,630
Total	$523,666	$571,948

Liabilities and Stockholders’/Members’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$46,318	$42,958
Marketing fee payable	8,120	9,786
Deferred revenue	23,430	207
Post-retirement medical benefits	48	96
Settlement payable	—	305,688
Total Current Liabilities	77,916	358,735

Long-term Liabilities:
Post-retirement medical benefits	1,487	1,444
Income taxes payable	3,596	2,815
Other long-term liabilities	196	244
Deferred income taxes	16,126	20,576
Total Long-term Liabilities	21,405	25,079
Total Liabilities	99,321	383,814
Commitments and Contingencies
Stockholders’/Members’ Equity
Memberships	—	19,574
Preferred Stock, $0.01 par value: 20,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2010	—	—
Unrestricted Common Stock, $0.01 par value: 325,000,000 shares authorized, 13,455,000 shares issued and outstanding at June 30, 2010	134	—
Class A-1 Common Stock, $0.01 par value: 45,366,690 shares authorized, 44,323,803 shares issued and outstanding at June 30, 2010	443	—
Class A-2 Common Stock, $0.01 par value: 45,366,690 shares authorized, 44,323,803 shares issued and outstanding at June 30, 2010	443	—
Additional paid-in-capital	323,185	2,592
Retained earnings	100,918	166,769
Accumulated other comprehensive loss	(778)	(801)
Total Stockholders’/Members’ Equity	424,345	188,134

Total	$523,666	$571,948

— more —

CBOE Holdings, Incorporated and Subsidiaries

Condensed Consolidated Statements of Income

Three and Six Months Ended June 30, 2010 and 2009

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share amounts)	2010	2009	2010	2009
	(unaudited)
Operating Revenues:
Transaction fees	$94,082	$81,068	$177,493	$160,958
Access fees	2,298	10,367	4,502	12,620
Exchange services and other fees	4,482	5,784	8,843	11,858
Market data fees	5,627	5,211	11,375	10,485
Regulatory fees	4,192	4,945	8,021	7,832
Other revenue	1,937	1,610	3,465	3,298
Total Operating Revenues	112,618	108,985	213,699	207,051

Operating Expenses:
Employee costs	22,640	20,939	45,777	41,213
Depreciation and amortization	7,301	6,885	14,602	13,769
Data processing	5,155	5,734	10,237	10,251
Outside services	10,041	7,501	18,164	14,085
Royalty fees	11,519	7,810	22,417	15,781
Trading volume incentives	7,339	6,798	11,035	12,502
Travel and promotional expenses	3,209	3,147	5,195	5,423
Facilities costs	1,315	1,572	2,699	2,949
Other expenses	2,273	1,017	3,018	3,176
Total Operating Expenses	70,792	61,403	133,144	119,149

Operating Income	41,826	47,582	80,555	87,902

Other Income / (Expense):
Investment income	135	380	235	892
Net loss from investment in affiliates	(169)	(251)	(374)	(477)
Interest and other borrowing costs	(224)	(218)	(446)	(435)
Total Other Income / (Expense)	(258)	(89)	(585)	(20)

Income Before Income Taxes	41,568	47,493	79,970	87,882

Total Income Tax Provision	16,678	19,384	32,404	35,495

Net Income	$24,890	$28,109	$47,566	$52,387

Net income per share
Basic	$0.27	$0.31	$0.52	$0.58
Diluted	0.27	0.31	0.52	0.58
Weighted average shares used in computing income per share:
Basic	92,233	90,733	91,487	90,733
Diluted	92,598	90,733	91,671	90,733

— more —

CBOE Holdings, Incorporated and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2010 and 2009

	Six months ended June 30,
(in thousands)	2010	2009
	(unaudited)
Cash Flows from Operating Activities:
Net Income	$47,566	$52,387
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	14,602	13,769
Other amortization	34	182
Provision for deferred income taxes	(4,462)	(1,971)
Stock-based compensation	636	—
Loss on disposition of property	139	—
Equity in loss of affiliates	374	477

Changes in assets and liabilities:
Accounts receivable	(3,464)	(3,032)
Marketing fee receivable	1,471	(2,484)
Income taxes receivable	(3,655)	9,331
Prepaid expenses	(1,410)	(90)
Other receivable	2,086	—
Other current assets	(111)	93
Accounts payable and accrued expenses	4,544	(16,560)
Marketing fee payable	(1,666)	2,234
Deferred revenue	23,175	20,743
Post-retirement benefit obligation	(5)	34
Income taxes payable	781	3,260
Settlement with appellants	(3,000)	—
Access fees subject to fee-based payment	(2,688)	—
Net Cash Flows provided by Operating Activities	74,947	78,373
Cash Flows from Investing Activities:
Restricted funds - temporary access fees	—	(516)
Capital and other assets expenditures	(10,772)	(20,752)
Investment in Signal Trading Systems, LLC	(11,822)	—
Sale of NSX certificates of proprietary membership	—	1,500
Net Cash Flows used in Investing Activities	(22,594)	(19,768)
Cash Flows from Financing Activities:
Payments for debt issuance costs	(3)	(99)
Exercise right privilege payable	(300,000)	—
Net proceeds from issuance of unrestricted common stock	301,403	—
Payment of special dividend	(113,417)	—
Net Cash Flows used in Financing Activities	(112,017)	(99)

Net Increase (Decrease) in Cash and Cash Equivalents	(59,664)	58,506

Cash and Cash Equivalents at Beginning of Period	383,730	281,423
Cash and Cash Equivalents at End of Period	$324,066	$339,929

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$41,228	$24,575
Non-cash activities:
Change in post-retirement benefit obligation	$(34)	$(159)
Unpaid liability to acquire equipment and software	$1,131	$3,030

— more —

Supplemental Information:

Net income and Earnings Per Share Impact of Certain Items Affecting Financial Results:

Revenue Items:

•                  The recognition of $4.7 million in access fee revenue in the second quarter of 2009 that related to fees assessed and deferred in the first quarter of 2009

•                  This item increased second-quarter 2009 revenue by $4.7 million pre-tax, net income by $2.8 million and diluted earnings per share by $0.03.

Expense Items:

•                  Second-quarter 2010 expenses of $1.7 million related to the index options litigation,

•                  a $0.4 million increase in severance expense and

•                  $0.6 million for stock-based compensation.

•                  These expense items totaled $2.7 million pre-tax and reduced second-quarter 2010 net income by $1.6 million and diluted earnings per share by $0.02.

#  #  #